Exhibit 99.1

Ambac Announces Fourth Quarter 2013 Results

Continuing to Execute on Strategic Priorities

NEW YORK, NY, March 3, 2014 (GLOBE NEWSWIRE) – Ambac Financial Group, Inc. (Nasdaq: AMBC) (“Ambac” or the “Company”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services to clients in both the public and private sectors globally, today reported results for the three months ended December 31, 2013.

Ambac Fourth Quarter 2013 Summary Results ($ in millions, except per share data)

	Successor 4Q13	Predecessor 4Q12	Chg $	Chg %
Net premiums earned	$84.5	$103.5	$(19.0)	-18.4%
Net investment income	68.1	92.9	(24.8)	-26.7%
Other than temporary impairment losses	(6.7)	(0.2)	(6.5)	NM
Net realized investment (losses) gains	(3.7)	1.5	(5.2)	NM
Net change in fair value of credit derivatives	110.5	(22.0)	132.5	NM
Derivative products revenue	18.7	(11.9)	30.6	NM
(Loss) income from Variable Interest Entities (“VIEs”)	(108.3)	0.9	(109.2)	NM
Loss and loss expenses (net benefit)	(4.7)	(36.7)	32.0	NM
Interest and operating expenses	59.5	58.9	0.6	1.0%
Insurance intangible amortization	37.2	—	37.2	NM
Net income	68.6	143.6	(75.0)	-52.2%
Net income per fully diluted share	$1.49	$0.47	NM	NM
Operating earnings[1]	292.0	218.2	73.8	33.8%
Operating earnings per fully diluted share[1]	$6.34	$0.72	NM	NM
Weighted-average diluted shares outstanding	46.0	302.6	NM	NM

[1]	Non-GAAP Financial Data

NM	= Not Meaningful

Commenting on today’s announcement, Diana N. Adams, President and Chief Executive Officer said, “Ambac accomplished a great deal in the fourth quarter of 2013. We generated solid financial results and made further tangible progress on our loss mitigation strategy. Most notably, we acquired and effectively commuted approximately 52% of an insured whole-business securitization, representing our most distressed General Account exposure, and subsequently sold the securitization’s underlying business assets. Nevertheless, we continue to confront challenging market conditions as we seek to effectively de-risk our insured portfolio and maximize returns on our investment portfolio.”

Following the Company’s emergence from bankruptcy on May 1, 2013, the consolidated financial statements reflect the application of fresh start reporting (“Fresh Start”) incorporating, among other things, the discharge of debt obligations, issuance of new common stock, and fair value adjustments. The financial results of the Company relating to periods beginning May 1, 2013 are referred to as “Successor” and the financial results relating to periods through April 30, 2013 (“Fresh Start Reporting Date”) are referred to as “Predecessor”.

Net Income and Operating Earnings

Net income in the fourth quarter 2013 was $68.6 million, or $1.49 per diluted share, compared with $143.6 million, or $0.47 per diluted share, in the fourth quarter 2012. During the same periods, operating earnings were $292.0 million, or $6.34 per diluted share compared with $218.2 million, or $0.72 per diluted share.

Net income for Successor Ambac to December 31, 2013, was $505.2 million, or $10.91 per diluted share. Operating earnings for the same period were $688.5 million, or $14.87 per diluted share.

Net Premiums Earned

Net premiums earned include normal net premiums, and accelerated premiums, which result from calls and other policy accelerations recognized during the period. For the fourth quarter of 2013, net premiums earned were $84.5 million, as compared to $103.5 million in the fourth quarter of 2012. The decrease in net premiums earned was driven primarily by a decrease in accelerated premiums earned, resulting from lower public finance and international refunding activity. In addition, runoff of the insured portfolio, the impact of which was mostly offset by changes in the collectability of certain Structured Finance premium receivables, contributed to a decline in normal earned premiums. The following table provides a summary of net premiums earned for the three month periods ended December 31, 2013 and December 31, 2012:

	Successor Ambac –	Predecessor Ambac –
	Three Months Ended	Three Months Ended
($ in millions)	December 31, 2013	December 31, 2012
Public Finance	$30.0	$36.8
Structured Finance	11.7	5.0
International Finance	19.0	20.1

Total normal premiums earned	60.7	61.9
Accelerated premiums earned	23.8	41.6

Total net premiums earned	$84.5	$103.5

Net Investment Income

Net investment income for the fourth quarter of 2013 was $68.1 million, as compared to $92.9 million for the fourth quarter of 2012. The decrease in net investment income was driven primarily by Fresh Start adjustments that increased the overall amortized cost basis and decreased the effective yield of the portfolio for Successor Ambac.

The Company continues to shift the Financial Guarantee investment portfolio away from municipal securities towards more diversified assets and distressed Ambac Assurance-insured securities purchased as part of the Company’s loss remediation strategy. Financial Services investment income continues to decline, as the investment agreement portfolio runs off and the balance of investment assets declines accordingly.

Net Other-Than-Temporary Impairments

Net other-than-temporary impairments of invested assets recognized in earnings increased to $6.7 million for the three months ended December 31, 2013 from $0.2 million for the three months ended December 31, 2012. Net other-than-temporary impairments in the fourth quarter of 2013 were primarily related to the anticipated sale of certain municipal securities that were in an unrealized loss position as of December 31, 2013, in connection with the general repositioning of the portfolio.

Net Realized Investment (Losses) Gains

Net realized investment losses for the fourth quarter of 2013 were $3.7 million, as compared to a gain of $1.5 million for the fourth quarter of 2012. These figures include foreign exchange losses of $4.6 million in the fourth quarter 2013 and a gain of $0.2 million in the fourth quarter 2012 primarily related to Ambac Assurance UK Limited’s (“Ambac UK”) investment portfolio.

Net Change in Fair Value of Credit Derivatives

The gain attributable to the change in fair value of credit derivatives for the three months ended December 31, 2013 was $110.5 million as compared to a loss of $22.0 million for the three months ended December 31, 2012. The gain in the fourth quarter 2013 primarily reflects the reversal of unrealized losses on terminated credit derivative contracts. The change in fair value of credit derivatives for both periods also includes improvement in reference obligation prices and credit derivative fees earned, net of the impact of the Ambac Assurance credit valuation adjustment (“Ambac CVA”). The reduction in the Ambac CVA resulted in losses within the overall change in fair value of credit derivative liabilities of $43.4 million for the three months ended December 31, 2013, and $86.5 million for the three months ended December 31, 2012.

Derivative Products

The derivative products portfolio has been positioned to generate gains in a rising interest rate environment in order to provide an economic hedge against the impact of rising rates on certain exposures within the financial guarantee insurance portfolio. Derivative products revenue for the three months ended December 31, 2013 was $18.7 million as compared to a loss of $11.9 million for the three months ended December 31, 2012. Derivative products revenue during both periods was driven by mark-to-market gains in the portfolio caused by rising interest rates offset by the impact of the Ambac CVA. The reduction in the Ambac CVA in the valuation of financial services derivatives resulted in losses of $15.1 million for the three months ended December 31, 2013, compared to losses of $33.3 million for the three months ended December 31, 2012.

(Loss) Income on Variable Interest Entities (VIEs)

VIE losses for the three months ended December 31, 2013 were $108.3 million, as compared to a gain of $0.9 million for the three months ended December 31, 2012. Losses on VIEs for the fourth quarter of 2013 primarily reflect the $83.4 million reduction to the carrying value of a consolidated VIE’s intangible assets to fair value. The reduction to carrying value resulted from the expected sale, which closed in February 2014 of such assets in connection with the restructuring of an adversely classified financial guarantee transaction.

Loss and Loss Expenses, and Loss Reserves

Loss and loss expenses for the fourth quarter of 2013 were a net benefit of $4.7 million, as compared to a net benefit of $36.7 million for the three months ended December 31, 2012. Fourth quarter 2013 results were driven by lower estimated losses in residential mortgage-backed securities (“RMBS”), partially offset by higher estimated losses in student loans and public finance. The fourth quarter 2012 was impacted by lower estimated losses in RMBS, student loans and public finance.

During the fourth quarter of 2013, loss and loss expenses paid, net of recoveries and reinsurance from all policies, were ($61.3) million as compared to $346.5 million (including $287.9 million of payments that had not been made during the claims payment moratorium) during the fourth quarter of 2012. The comparison was impacted by the timing of the resumption of claims payments by the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”). A Segregated Account claims payment moratorium was imposed on March 24, 2010, as part of the Segregated Account rehabilitation proceedings. On September 20, 2012, the Segregated Account commenced paying 25% of each permitted policy claim that arose since the commencement of the rehabilitation. At December 31, 2013, a total of $3.9 billion of presented claims remain unpaid as a result of the Segregated Account rehabilitation proceedings and related court orders.

On October 8, 2010, the Wisconsin Insurance Commissioner, as rehabilitator of the Segregated Account (the “Rehabilitator”), filed a plan of rehabilitation for the Segregated Account (the “Segregated Account Rehabilitation Plan”) in the court overseeing the rehabilitation proceedings. The court confirmed the Segregated Account Rehabilitation Plan on January 24, 2011, but the plan is not yet effective. No decision has been announced with respect to effectuating or amending the Segregated Account Rehabilitation Plan or whether surplus notes will be issued with respect to the remaining balance of unpaid claims as provided in the Segregated Account Rehabilitation Plan, although the Rehabilitator may seek to amend the Segregated Account Rehabilitation Plan to provide for interest bearing deferred amounts to be established, rather than surplus notes to be issued, with respect to the unpaid portion of permitted policy claims. The amendments would likely provide that interest on the unpaid portion of permitted policy claims be accrued generally at an effective rate of 5.1%, compounded annually. Based on an assumed 5.1% interest rate on the unpaid portion of permitted policy claims, the Segregated Account would be responsible for accrued interest of approximately $225 million on such amounts through December 31, 2013. This accrued interest amount is currently not reflected in the Company’s financial results.

Loss reserves (gross of reinsurance and net of subrogation recoveries) were $5.5 billion at December 31, 2013 and $5.4 billion at September 30, 2013. The following table provides loss reserves by bond type at December 31, 2013 and September 30, 2013:

($ in millions)	Successor Ambac – as of December 31, 2013	Successor Ambac – as of September 30, 2013
RMBS	$3,312	$3,347
Student Loans	982	944
Domestic Public Finance	338	275
Ambac UK	633	614
All other credits	94	95
Loss expenses (including Ambac UK)	111	125

Totals	$5,470	$5,400

Reserves as of December 31, 2013, are net of $2.2 billion of estimated representation and warranty breach remediation recoveries, compared with $2.4 billion as of September 30, 2013. The decline in estimated remediation recoveries was due to several factors, including, lower expected RMBS losses and the modeled impact of trustee settlements, which we expect to affect certain insured transactions. Ambac Assurance is pursuing remedies and enforcing its rights, through lawsuits and other methods, to seek redress for breaches of representations and warranties and fraud related to various RMBS transactions.

Expenses

Gross operating expenses for the three months ended December 31, 2013 were $27.3 million, compared to $27.7 million for the three months ended December 31, 2012.

At the Fresh Start Reporting Date, an insurance intangible asset was recorded which represents the difference between the fair value and aggregate carrying value of the insurance and reinsurance assets and liabilities. The insurance intangible asset is amortized over the remaining life of Ambac’s exposures. The insurance intangible amortization expense for the three months ended December 31, 2013 was $37.2 million.

Interest expense was $32.0 million for the three months ended December 31, 2013, as compared to $23.4 million for the three months ended December 31, 2012. Interest expense includes accrued interest and accretion of the discount on surplus notes issued by Ambac Assurance and the Segregated Account, plus interest expense relating to investment agreements, and a secured borrowing transaction. As a result of Fresh Start, the unamortized discounts on surplus notes have decreased by resetting the carrying value to fair value at the Fresh Start Reporting Date, and future cash flows on the surplus notes have been re-projected. Both of these items have impacted the amount of discount accretion recognized in interest expense for Successor Ambac. Accretion of surplus note discounts included within overall interest expense was $12.4 million for the three months ended December 31, 2013, as compared to $3.2 million for the three months ended December 31, 2012. The following table provides a summary of interest expense for the three month periods ended December 31, 2013 and December 31, 2012:

($ in millions)	Successor Ambac – Three Months Ended December 31, 2013	Predecessor Ambac – Three Months Ended December 31, 2012
Interest expense:
Surplus notes	$31.5	$21.5
Investment agreements	0.5	1.4
Secured borrowing	—	0.5

Total	$32.0	$23.4

Taxes

The provision for income taxes of $6.4 million for the fourth quarter 2013 increased by $4.3 million compared to the provision for income taxes reported for the fourth quarter 2012 of $2.1 million. The increase in income tax expense was primarily due to U.S. Federal alternative minimum taxes of $4.3 million. Both periods included income tax expense as a result of pre-tax profits in Ambac UK’s Italian branch, which cannot be offset by losses in other jurisdictions.

At December 31, 2013 the Company had $5.3 billion of U.S. Federal net operating loss carryforwards (“NOLs”), including $1.4 billion at Ambac Financial Group and $3.9 billion at Ambac Assurance.

Balance Sheet

As a result of the application of Fresh Start, Successor Ambac re-measured all tangible and intangible assets and all liabilities, other than deferred taxes and liabilities associated with post-retirement benefits, at fair value, and recorded goodwill representing the excess of reorganization value of Successor Ambac over the fair value of net assets being re-measured. Total assets at December 31, 2013 were $27.1 billion, unchanged from December 31, 2012. Total assets at December 31, 2013 compared to the prior year were impacted by Fresh Start adjustments and higher invested assets at fair value, offset by lower VIE assets and lower premium receivables. The fair value of the consolidated non-VIE investment portfolio was $6.5 billion at December 31, 2013, up $0.2 billion from $6.3 billion at December 31, 2012. The fair value of the financial guarantee investment portfolio was $6.1 billion at December 31, 2013, up $0.2 billion from $5.9 billion at December 31, 2012.

Total liabilities at December 31, 2013 were $26.1 billion, a decrease of approximately $4.2 billion from $30.3 billion at December 31, 2012. The decrease was primarily the result of a decrease in liabilities subject to compromise, loss reserves, unearned premiums, derivative liabilities and VIE liabilities.

Non-GAAP Financial Data

In addition to reporting the Company’s financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying profitability drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.

Operating Earnings

Operating Earnings were $292.0 million, or $6.34 per diluted share, for the three months ended December 31, 2013 as compared to $218.2 million, or $0.72 per diluted share, for the three months ended December 31, 2012. The increase in operating earnings was driven by a reduction in insured losses, partially offset by lower premium earnings and investment income.

The following table reconciles Net Income attributable to common shareholders to the non-GAAP measure, Operating Earnings, for the three month periods ended December 31, 2013 and December 31, 2012:

($ in millions, except per share data)	Successor Ambac – Three Months Ended December 31, 2013	Prdecessor Ambac – Three Months Ended December 31, 2012
Net income attributable to common shareholders	$68.6	$143.6
Adjustments:
Non-credit impairment fair value gain on credit derivatives	(107.2)	23.1
Effect of consolidating financial guarantee VIEs	287.7	22.6
Insurance intangible amortization	37.2	—
FX gain from re-measurement of premium receivables and loss and loss expense reserves	(9.4)	(4.4)
Fair value loss on derivative products from Ambac CVA	15.1	33.3

Operating Earnings	$292.0	$218.2

Operating Earnings per diluted share	$6.34	$0.72

Adjusted Book Value

Adjusted Book Value was ($280.7) million as of December 31, 2013, as compared to ($2,841.5) million at December 31, 2012.

The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity (deficit) to the non-GAAP measure Adjusted Book Value as of each date presented:

($ in millions)	Successor Ambac – as of December 31, 2013	Predecessor Ambac – as of December 31, 2012
Total Ambac Financial Group, Inc. stockholders’ equity	$703.0	$(3,907.5)
Adjustments:
Non-credit impairment fair value losses on credit derivatives	72.8	167.1
Effect of consolidating financial guarantee VIEs	(372.7)	(146.6)
Insurance intangible asset and goodwill	(2,112.5)	—
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(48.4)	(121.9)
Net unearned premiums and fees in excess of expected losses	1,435.2	1,818.7
Net unrealized investment losses in Accumulated Other Comprehensive Income	41.9	(651.3)

Adjusted Book Value	$(280.7)	$(2,841.5)

The effects of Ambac’s emergence from bankruptcy and Fresh Start had a material impact on the comparability of Adjusted Book Value prior to and after the Fresh Start Reporting Date of April 30, 2013. The Adjusted Book Value increase from December 31, 2012 to December 31, 2013 of $2,560.8 million was driven by operating earnings and reorganization items, partially offset by reductions in unearned premiums in excess of expected losses previously recognized in Adjusted Book Value. The reductions in unearned premiums in excess of expected losses recognized in Adjusted Book Value occurred due to premiums earned and higher expected losses on certain financial guarantee contracts as of December 31, 2013.

Explanation of Non-GAAP Measures

Operating Earnings. Operating earnings eliminate the impact of certain GAAP accounting requirements and include certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Operating earnings is defined as net income attributable to common shareholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•	Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. GAAP fair values include adjustments that are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), which are not expected to result in realized gains or losses. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•	Elimination of the effects of VIEs that were consolidated as a result of benefiting from Ambac’s financial guarantee. These adjustments will eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•	Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common shareholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments will ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•	Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

•	Elimination of the gains (losses) relating to Ambac’s CVA included in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

•	Elimination of non-recurring GAAP Fresh Start reporting adjustments.

Adjusted Book Value. Adjusted Book Value eliminates the impact of certain GAAP accounting requirements and includes the addition of certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity (deficit) as reported under GAAP, adjusted for after-tax impact of the following:

•	Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated credit loss. GAAP fair values include adjustments that are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including Ambac’s CVA, which are not expected to result in realized gains or losses. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•	Elimination of the effects of VIEs that were consolidated as a result of benefiting from Ambac’s financial guarantee. These adjustments will eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•	Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments will ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•	Elimination of the gains relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gains when realized.

•	Addition of the value of the unearned premium reserve on financial guaranty contracts and fees on credit derivative contracts in excess of expected loss to be expensed, net of reinsurance. This adjustment represents the expected future net earned premiums and credit derivative fees, net of expected losses to be expensed, which are not reflected in GAAP equity.

•	Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ materially from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of Adjusted Book Value, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.

Comparability of Successor and Predecessor

The following significantly affect the comparability of fourth quarter 2013 results:

•	Investment Income: As required under Fresh Start, the amortized cost basis of Ambac’s fixed income securities were adjusted to fair value as of the Fresh Start Reporting Date. This resulted in an overall increase in the amortized cost of fixed income securities and offsetting decrease in Accumulated Other Comprehensive Income of $826.6 million. Premiums and discounts are amortized or accreted over the remaining term of the securities using the effective interest method. As a result of Fresh Start, the net unamortized discount in the portfolio decreased on the Fresh Start Reporting Date by the amount of the increase to amortized cost described above, which impacted the amount of premium amortization and discount accretion reflected in net investment income of Successor Ambac.

•	Interest Expense: As required under Fresh Start, surplus notes issued by Ambac Assurance and the Segregated Account and the related accrued interest on such notes were adjusted to fair value as of the Fresh Start Reporting Date. This resulted in an overall increase in the carrying value of debt and accrued interest by $767.9 million. Discounts to the face value of debt are accreted through interest expense based on the projected cash flows of the instruments using the effective interest method. As a result of Fresh Start, the unamortized discounts on surplus notes have decreased and the future cash flows have been re-projected, both of which impacted the amount of discount accretion recognized in interest expense for Successor Ambac.

•	Operating Expenses – Deferred Acquisition Costs: As required under Fresh Start, deferred acquisition costs have been written off as of the Fresh Start Reporting Date and accordingly amortization of such costs will not be reflected in Successor Ambac’s net income.

•	Insurance Intangible Amortization: At the Fresh Start Reporting Date, an insurance intangible asset was recorded which represents the difference between the fair value and aggregate carrying value of the financial guarantee insurance and reinsurance assets and liabilities. The carrying value of our financial guarantee insurance and reinsurance contracts will continue to be reported and measured in accordance with existing accounting policies; these line items primarily comprise premiums receivable, reinsurance recoverable on paid and unpaid losses, unearned premiums, deferred ceded premium, subrogation recoverable, losses and loss expense reserve, and ceded premiums payable. Pursuant to the business combinations guidance for insurance entities in Financial Services – Insurance Topic of the ASC, the insurance intangible asset is amortized into expense on a basis consistent with the related financial guarantee insurance or reinsurance contracts.

•	Goodwill: Represents the excess of the reorganization value over the fair value of identified tangible and intangible assets of Successor Ambac. Goodwill will be assessed for impairment on an annual basis, and more frequently if certain indicators of impairment exist.

•	Predecessor Ambac common stock was cancelled upon emergence from bankruptcy on the Effective Date. As a result, the earnings per share information for Predecessor Ambac is not meaningful to investors in Successor Ambac’s common stock and warrants.

Earnings Call and Webcast

On March 4, 2014 at 8:00am (ET), members of senior management will discuss fourth quarter 2013 results during a live conference call. Ambac’s conference call will be accessible via telephone and webcast. The dial-in number for Ambac’s conference call is 855-427-4389 (Domestic) or 484-756-4251 (International). Webcast participants may access the call at Ambac’s website, www.ambac.com. A replay of the call will be available for one week at 855-859-2056 (Domestic) or 404-537-3406 (International); conference ID # 47830432. The webcast will be archived on Ambac’s website for approximately 60 days. Additional financial and business-related information is included in a supplemental management presentation, which will be available prior to the conference call on March 4, 2014 on our website at www.ambac.com.

About Ambac

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation (“Ambac Assurance”), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance is a guarantor of public finance and structured finance obligations. Ambac Financial Group, Inc. is also exploring opportunities involving the development or acquisition of new financial services businesses. Ambac Financial Group Inc.’s common stock trades on the NASDAQ Global Select Market. For more information, please go to www.ambac.com.

CONTACT:

Abbe F. Goldstein, CFA

Managing Director, Investor Relations and Corporate Communications

(212) 208-3222

agoldstein@ambac.com

Forward-Looking Statements

In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of the 2013 Annual Report on Form 10-K.

Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from new business opportunities; (3) our inability to achieve the financial results projected during our Chapter 11 proceeding; (4) potential of rehabilitation proceedings against Ambac Assurance; (5) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (6) our inability to realize the expected recoveries included in our financial statements; (7) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (8) material changes to the Segregated Account rehabilitation plan or to current rules and procedures governing the payment of permitted policy claims, with resulting adverse impacts; (9) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (10) adverse events arising from the rehabilitation proceedings for the Segregated Account, including the failure of the injunctions issued by the Wisconsin rehabilitation court to protect the Segregated Account and Ambac Assurance from certain adverse actions; (11) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan or from rules and procedures governing the payment of permitted policy claims; (12) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (13) risks attendant to the change in composition of securities in our investment portfolio; (14) inadequacy of reserves established for losses and loss expenses; (15) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (16) changes in prevailing interest rates; (17) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (18) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (19) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (20) risks relating to determinations of amounts of impairments taken on investments; (21) credit and liquidity risks due to unscheduled and unanticipated withdrawals on investment agreements; (22) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (23) system security risks; (24) the effects of U.S. fiscal policies; (25) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (26) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (27) changes in accounting principles or practices that may impact Ambac’s reported financial results; (28) legislative and regulatory developments; (29) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (30) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (31) other risks and uncertainties that have not been identified at this time.

Source: Ambac Financial Group, Inc.

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in Thousands Except Share Data)

	Successor Ambac	Predecessor
	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012
Revenues:
Net premiums earned	$84,530	$103,538
Net investment income:
Securities available-for-sale and short-term	61,879	92,871
Other investments	6,245	—

Total net investment income	68,124	92,871
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(6,861)	(1,355)
Portion of loss recognized in other comprehensive income	136	1,118

Net other-than-temporary impairment losses recognized in earnings	(6,725)	(237)
Net realized investment (losses) gains	(3,695)	1,480
Change in fair value of credit derivatives:
Realized gains and other settlements	2,124	4,442
Unrealized gains (losses)	108,331	(26,464)

Net change in fair value of credit derivatives	110,455	(22,022)
Derivative products	18,686	(11,863)
Net realized gains on extinguishment of debt	—	165
Other income	3,936	5,536
(Loss) income on variable interest entities	(108,330)	884

Total revenues before expenses and reorganization items	166,981	170,352

Expenses:
Losses and loss expenses	(4,731)	(36,716)
Insurance intangible amortization	37,233	—
Underwriting and operating expenses	27,505	35,581
Interest expense	31,989	23,358

Total expenses before reorganization items	91,996	22,223

Pre-tax income from continuing operations before
reorganization items	74,985	148,129
Reorganization items	65	2,735

Pre-tax income from continuing operations	74,920	145,394
Provision for income taxes	6,407	2,093

Net income	68,513	143,301
Less: net loss attributable to the noncontrolling interest	(50)	(275)

Net income attributable to common shareholders	$68,563	$143,576

Net income per share	$1.52	$0.47

Net income per diluted share	$1.49	$0.47

Weighted-average number of common shares outstanding:
Basic	45,007,557	302,469,966

Diluted	46,038,249	302,579,981

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands Except Share Data)

	Successor Ambac	Predecessor Ambac
	Period from May 1 through December 31, 2013	Period from January 1 through April 30, 2013	Year Ended December 31, 2012
Revenues:
Net premiums earned	$213,518	$130,000	$414,604
Net investment income:
Securities available-for-sale and short-term	142,866	116,371	382,902
Other investments	3,580	369	—

Total net investment income	146,446	116,740	382,902
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(47,418)	(467)	(15,659)
Portion of loss recognized in other comprehensive income	654	—	9,669

Net other-than-temporary impairment losses recognized in earnings	(46,764)	(467)	(5,990)

Net realized investment gains	4,467	53,305	72,101
Change in fair value of credit derivatives:
Realized gains and other settlements	9,778	3,444	13,713
Unrealized gains (losses)	183,091	(63,828)	(22,932)

Net change in fair value of credit derivatives	192,869	(60,384)	(9,219)
Derivative products	114,771	(33,735)	(125,004)
Net realized losses on extinguishment of debt	—	—	(177,580)
Other income	4,364	8,363	106,098
(Loss) income on variable interest entities	(48,623)	426,566	27,777

Total revenues before expenses and reorganization items	581,048	640,388	685,689

Expenses:
Losses and loss expenses	(185,138)	(38,056)	683,630
Insurance intangible amortization	99,658	—	—
Underwriting and operating expenses	68,769	44,566	139,029
Interest expense	84,950	31,025	112,320

Total expenses before reorganization items	68,239	37,535	934,979

Pre-tax income (loss) from continuing operations before reorganization items	512,809	602,853	(249,290)
Reorganization items	493	(2,745,180)	7,215

Pre-tax income (loss) from continuing operations	512,316	3,348,033	(256,505)
Provision for income taxes	7,514	755	2,849

Net income (loss)	504,802	3,347,278	(259,354)
Less:net loss attributable to the noncontrolling interest	(417)	(1,771)	(2,676)

Net income (loss) attributable to common shareholders	$505,219	$3,349,049	($256,678)

Net income (loss) per share	$11.23	$11.07	($0.85)

Net income (loss) per diluted share	$10.91	$11.07	($0.85)

Weighted-average number of common shares outstanding:
Basic	45,003,925	302,469,544	302,468,867

Diluted	46,302,734	302,579,245	302,468,867

Ambac Financial Group Operating Earnings

($ in millions, except share data)	Successor Ambac – Eight Months Ended December 31, 2013
Net income attributable to common shareholders	$505.2
Adjustments:
Non-credit impairment fair value gain on credit derivatives	(165.9)
Effect of consolidating financial guarantee VIEs	223.7
Insurance intangible amortization	99.7
FX gain from re-measurement of premium receivables and loss and loss expense reserves	(21.0)
Fair value loss on derivative products from Ambac CVA	46.8

Operating Earnings	$688.5

Operating Earnings per diluted share	$14.87

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2013 and December 31, 2012

(Dollars in Thousands)

	Successor	Predecessor
	December 31, 2013	December 31, 2012
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $5,927,254 in 2013 and $4,751,824 in 2012)	$5,885,316	$5,402,395
Fixed income securities pledged as collateral, at fair value (amortized cost of $126,196 in 2013 and $265,517 in 2012)	126,223	265,779
Short-term investments, at fair value (amortized cost of $271,118 in 2013 and $661,219 in 2012)	271,119	661,658
Other investments, at fair value	241,069	100

Total investments	6,523,727	6,329,932

Cash	77,370	43,837
Receivable for securities	14,450	761
Investment income due and accrued	37,663	39,742
Premium receivables	1,453,021	1,620,621
Reinsurance recoverable on paid and unpaid losses	135,711	159,086
Deferred ceded premium	145,529	177,893
Subrogation recoverable	498,478	497,346
Deferred acquisition costs	—	199,160
Loans	6,179	9,203
Derivative assets	77,711	126,106
Insurance intangible assets	1,597,965	—
Goodwill	514,511	—
Other assets	35,927	39,715
Variable interest entity assets:
Fixed income securities, at fair value	2,475,182	2,261,294
Restricted cash	17,498	2,290
Investment income due and accrued	1,365	4,101
Loans	13,398,895	15,568,711
Intangible assets	76,140	—
Other assets	19,617	5,467

Total assets	$27,106,939	$27,085,265

Liabilities and Stockholders’ Equity (Deficit)

Liabilities:
Liabilities subject to compromise	$—	$1,704,904
Unearned premiums	2,255,680	2,778,401
Losses and loss expense reserve	5,968,712	6,619,486
Ceded premiums payable	85,424	94,527
Obligations under investment agreements	359,070	356,091
Obligations under investment repurchase agreements	—	5,926
Deferred taxes	2,199	1,586
Current taxes	738	96,778
Long-term debt	963,178	150,170
Accrued interest payable	294,817	228,835
Derivative liabilities	253,898	531,315
Other liabilities	67,377	102,488
Payable for securities purchased	4,654	25
Variable interest entity liabilities:
Accrued interest payable	722	3,618
Long-term debt	14,091,753	15,436,008
Derivative liabilities	1,772,306	2,221,781
Other liabilities	7,989	293

Total liabilities	26,128,517	30,332,232

Stockholders’ equity (deficit):
Successor preferred stock, par value $0.01 per share; authorized shares – 20,000,000; issued and outstanding shares – none at December 31, 2013	—	—
Predecessor preferred stock, par value $0.01 per share; authorized shares – 4,000,000; issued and outstanding shares – none at December 31, 2012	—	—
Successor common stock, par value $0.01 per share; authorized shares – 130,000,000; issued and outstanding shares – 45,003,461 at December 31, 2013	450	—
Predecessor common stock, par value $0.01 per share; authorized shares – 650,000,000; issued and outstanding shares – 308,016,674 at December 31, 2012	—	3,080
Additional paid-in capital	185,672	2,172,027
Accumulated other comprehensive income	11,661	625,385
Retained earnings (accumulated deficit)	505,219	(6,297,264)
Successor common stock held in treasury at cost, 937 shares at December 31, 2013	(19)	—
Predecessor common stock held in treasury at cost, 5,580,657 shares at December 31, 2012	—	(410,755)

Total Ambac Financial Group, Inc. stockholders’ equity (deficit)	702,983	(3,907,527)
Non-controlling interest	275,439	660,560

Total stockholders’ equity (deficit)	978,422	(3,246,967)

Total liabilities and stockholders’ equity (deficit)	$27,106,939	$27,085,265